Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital, Inc. Reports Fourth Quarter and Full Year 2016 Results – 2016 revenues grow by 7% year over year

PITTSBURGH, PA – February 8, 2017 - Mastech Digital, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing and Digital Transformation services, announced today its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Highlights:

•	Revenues totaled $32.4 million, in-line with revenues of $32.5 million in the 2015 fourth quarter;

•	Billable consultants at year-end 2016 totaled 881 or approximately 4% higher than at December 31, 2015;

•	GAAP diluted earnings per share were $0.14 versus $0.29 in the 2015 fourth quarter;

•	Non-GAAP diluted earnings per share were $0.19 versus $0.31 in the 2015 fourth quarter.

Fourth Quarter Results:

Revenues for the fourth quarter of 2016 totaled $32.4 million compared to $32.5 million during the corresponding quarter last year. Gross profit in the fourth quarter of 2016 was $6.4 million, compared to $6.7 million in the fourth quarter of 2015. GAAP net income for the fourth quarter of 2016 totaled $640,000 or $0.14 per diluted share, compared to $1.3 million or $0.29 per diluted share during the same period last year. Non-GAAP net income for the fourth quarter of 2016 was $841,000 or $0.19 per diluted share, compared to $1.4 million or $0.31 per diluted share in the fourth quarter of 2015.

Demand for the Company’s staffing services was in-line with the third quarter of 2016 and largely offset a higher level of assignment ends historically expected during the fourth quarter. This resulted in the Company’s billable consultant-base being essentially unchanged from the previous quarter.

Commenting on the Company’s 2016 fourth quarter results, Vivek Gupta, Mastech Digital’s Chief Executive Officer stated, “While our fourth quarter operating results were challenged on a year-over-year basis, due in part to several favorable cost adjustments in the 2015 quarter and increased investment in our business, I was pleased with our consultants-on-billing performance and the continued progress with respect to our digital transformation efforts. With investments made in 2016 to enhance both our sales and recruitment capabilities, I’m confident in our abilities to accelerate growth in 2017.”

Full Year Results:

Revenues for the full year 2016 totaled $132.0 million compared to $123.5 million in 2015. Our top-line growth largely reflected our June 15, 2015 acquisition of Hudson IT. Gross profit for 2016 totaled $26.3 million or 19.9% of total revenues, compared to $23.8 million or 19.3% of total revenues in 2015. GAAP net income for 2016 totaled $2.5 million or $0.56 per diluted share, compared to $2.8 million or $0.62 per diluted share in 2015. Non-GAAP net income for 2016 totaled $3.8 million or $0.84 per diluted share, compared to $3.8 million or $0.85 per diluted share one year earlier.

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At December 31, 2016 we had bank debt, net of cash balances on hand, of $9.1 million and approximately $12 million of borrowing capacity available to us under our revolving credit line. During the year, our bank debt declined by $2.6 million. Additionally, our largest balance sheet asset, accounts receivable, remains of very high quality with a “days sales outstanding” measurement of 58-days at year-end 2016.”

In conjunction with its fourth quarter earnings release, Mastech Digital will host a conference call at 9:00 A.M. ET on February 8, 2017 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through February 15, 2017.

About Mastech Digital, Inc.:

Mastech Digital (NYSE MKT: MHH) is a national provider of IT staffing and Digital Transformation services focused on solving its customers’ digital transformation challenges. The Company’s IT staffing services span across digital and legacy technologies while its digital transformation services include Salesforce.com, SAP HANA and digital learning services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consist of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of Hudson IT and the expected performance of Mastech Digital following completion of the acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2015.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$829	$848
Accounts receivable, net	21,102	19,190
Prepaid and other current assets	753	587
Deferred income taxes	280	217

Total current assets	22,964	20,842
Equipment, enterprise software and leasehold improvements, net	558	656
Deferred income taxes	—	92
Deferred financing costs, net	59	97
Non-current deposits	170	237
Goodwill	8,427	8,427
Intangible assets, net	7,313	8,126

Total assets	$39,491	$38,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$1,800
Accounts payable	1,963	2,213
Accrued payroll and related costs	7,645	5,965
Deferred revenue and other liabilities	849	1,958

Total current liabilities	12,257	11,936
Long-term liabilities:
Long-term debt, less current portion	8,136	10,738
Deferred income taxes	26	—

Total liabilities	20,419	22,674
Shareholders’ equity:
Common stock, par value $0.01 per share	53	52
Additional paid-in capital	13,863	13,114
Retained earnings	9,297	6,777
Accumulated other comprehensive (loss)	(7)	(19)
Treasury stock, at cost	(4,134)	(4,121)

Total shareholders’ equity	19,072	15,803

Total liabilities and shareholders’ equity	$39,491	$38,477

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Revenues	$32,402	$32,540	$132,008	$123,470
Cost of revenues	26,004	25,822	105,711	99,671

Gross profit	6,398	6,718	26,297	23,799
Selling, general and administrative expenses	5,284	4,506	21,790	19,117

Income from operations	1,114	2,212	4,507	4,682
Other income/(expense), net	(110)	(118)	(487)	(257)

Income before income taxes	1,004	2,094	4,020	4,425
Income tax expense	364	805	1,500	1,672

Net income	$640	$1,289	$2,520	$2,753

Earnings per share:
Basic	$0.14	$0.30	$0.57	$0.63
Diluted	$0.14	$0.29	$0.56	$0.62
Weighted average common shares outstanding:
Basic	4,463	4,350	4,393	4,338

Diluted	4,525	4,449	4,482	4,441

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
GAAP Net Income	$640	$1,289	$2,520	$2,753
Adjustments:
Amortization of acquired intangible assets	203	204	813	441
Stock-based compensation	109	(37)	408	262
Acquisition transaction expenses	—	—	—	624
Severance expenses	—	—	780	305
Income taxes adjustments	(111)	(64)	(747)	(617)

Non-GAAP Net Income	$841	$1,392	$3,774	$3,768

GAAP Diluted Earnings Per Share	$0.14	$0.29	$0.56	$0.62

Non-GAAP Diluted Earnings Per Share	$0.19	$0.31	$0.84	$0.85

Weighted average common shares outstanding:
GAAP Diluted Shares	4,525	4,449	4,482	4,441

Non GAAP Diluted Shares	4,525	4,449	4,482	4,441